Exhibit 5.2

June 4, 2008

OceanFreight Inc.
80 Kifissias Avenue
Amaroussion 15125
Athens, Greece

                       Re:           OceanFreight Inc.

 Ladies and Gentlemen:

We have acted as counsel to OceanFreight Inc. and its co-registrant subsidiaries (collectively the “Company”) in connection with the Company’s Amendment No. 1 to its Registration Statement on Form F-3 (File No. 333-150579) (such registration statement as amended or supplemented from time to time) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”), with respect to the public offering by the Company (the “Offering”) of up to an aggregate of $200,000,000 of securities, which may include common shares (including the related preferred share purchase rights), preferred shares, units, debt securities, guarantees, warrants and purchase contracts (collectively the “Primary Securities”) and 52,105 common shares of the Company, par value $0.01 per share, held by the selling shareholder identified in Amendment No. 1 to the Registration Statement (the “Secondary Securities” and together with the Primary Securities the “Securities”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the stockholders rights agreement of the Company dated April 30, 2008 (the “Stockholders Rights Agreement”); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

OceanFreight Inc.
June 4, 2008

Under the laws of the Republic of the Marshall Islands:

1.           The preferred share purchase rights related to the common shares have been duly authorized, and when issued pursuant to the Stockholders Rights Agreement, will be validly issued.

2.           The Secondary Securities have been duly authorized and validly issued and are fully paid for and non-assessable.

This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SK 25754 0002 887033